Exhibit 19.1

Insider Trading Policy

Introduction

The purpose of this Insider Trading Policy (the “Policy”) is to promote compliance with applicable securities laws by SmartFinancial, Inc., together with its subsidiaries (collectively, the “Company”) and all of its directors, officers and associates, in order to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it. This Policy describes the standards of the Company on trading, and causing the trading of, the Company’s securities, or securities of certain other publicly traded companies, while in possession of confidential information.

One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading” Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away, or otherwise trade the Company’s securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips, and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic.” These terms are defined in this Policy below. The prohibitions apply to any director, officer, or associate who buys or sells Company stock on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions.

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company securities while in possession of material nonpublic information. Persons subject to this Policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Chief Financial Officer or any other associate or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Violations of Insider Trading Laws and this Policy.”

This Policy is broken into two parts. Under Part I, the Policy prohibits trading in certain circumstances by all directors, officers, and associates of the Company, as well as their immediate family members, and certain agents and advisers.  Under Part II, the Policy imposes special additional trading restrictions for all directors, executive officers, and other associates with regular access to material nonpublic information.

Definitions and Explanations

(a)	The term “Chief Financial Officer” refers to the Investor Relations executive of the Company, or such other officer as the board of directors of the Company may designate.
(b)	The term “Covered Persons” means: (i) directors of the Company, (ii) executive officers of the Company, (iii) all associates reporting directly to the Chief Financial Officer, and (iv) certain other associates that the Company may designate from time to time as “Covered Persons” because of their position, responsibilities, or their actual or potential access to material information.

(c)	As used in this Policy, the term “Insider” includes: (i) any director, officer, and associate of the Company; (ii) any immediate family member of a director, officer, or associate of the Company; and (iii) any agent or advisor of a Company director, officer, or associate who has material nonpublic information relating to the Company.
(d)	As used in this Policy, “immediate family” includes a spouse, minor children, and other relatives living in your household.
(e)	“Material nonpublic information”: Insider trading prohibitions come into play only when you possess information that is “material” and “nonpublic.” Information on both of these terms is set out below, but it may be difficult to determine whether information in your possession is “material nonpublic information.” If you are unsure whether information is “material” or “nonpublic”, you should either consult the Chief Financial Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material and nonpublic.

Material. Materiality involves a relatively low threshold. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities or information that is likely to significantly alter the total mix of publicly available information about the Company. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. Information dealing with the following subjects is reasonably likely to be found material in particular situations:

●	financial results or earnings guidance;
●	projections of future earnings or losses;
●	changes to previously announced earnings guidance;
●	news of, or information about, a merger, acquisition or similar transaction;
●	news of, or information about, an acquisition or disposition of a significant asset or subsidiary;
●	changes as to the national securities exchange on which the Company is listed, or any pending or proposed decision to delist from such exchange or deregister as a public company;
●	debt or financing transactions out of the ordinary course;
●	repurchases or redemptions of the Company’s securities or plans related thereto (including any amendment or termination of any such plans);
●	development of a significant new product or service;
●	changes in or dispute with the Company’s independent registered public accounting firms or auditors or notification that the independent registered public accounting firms or auditors’ reports may no longer be relied upon, or that a restatement will be needed;
●	a conclusion by the Company or its management or independent auditor that there exists, or may exist, deficiencies (such as a material weakness or significant deficiency) in the Company’s controls and related functions, including, without limitation, its internal controls or disclosure controls and procedures;
●	threatened litigation, or the resolution of such litigation;
●	changes in debt ratings;
●	information regarding a breach of customer privacy;
●	news of a regulatory investigation or administrative action;
●	significant legal or regulatory matters;
●	any default on outstanding debt, impending bankruptcy or the existence of liquidity problems;
●	changes in the Company’s management or the board of directors;

●	changes in dividend policies, the declaration of a stock dividend;
●	extraordinary borrowings;
●	major changes in accounting methods or policies;
●	award or loss of a significant contract or customer;
●	cybersecurity risks and incidents, including vulnerabilities and breaches; and
●	offerings of Company securities.

Material information is not limited to historical facts but may also include projections and forecasts. When in doubt about whether particular nonpublic information is material, you should presume it is material.

Nonpublic.  The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disclosed to the public and widely disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. For example, filings with the SEC and press releases are generally regarded as public information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public. Thus, if a public announcement is made before the markets open on a Monday, Wednesday generally would be the first day on which such persons could trade.  Similarly, if an announcement were made after the close on a Thursday, the following Tuesday generally would be the first day. Nonpublic information may include:

●	information available to a select group of analysts or brokers or institutional investors;
●	undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
●	information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

Part I – Insider Trading Prohibited

1.1General Policy.

●	Insider Trading Prohibited. No Insider may engage in any transaction in Company securities, including purchasing, selling, or offering to purchase or sell any Company security, while in possession of material nonpublic information about the Company. This restriction also applies to material nonpublic information relating to any other company with publicly-traded securities, including our customers or suppliers, obtained in the course of employment by or association with the Company.
●	Tipping Prohibited. No Insider who knows of any material nonpublic information about the Company may communicate that information to (“tip”) any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.
●	Trading or Tipping with Respect to Certain Other Issuers Prohibited. No Insider may engage in any transaction in another company’s securities, including purchasing or selling any security of any other company, whether or not issued by the Company, while in possession of material nonpublic information about that company that was obtained in the course of his or her involvement with the Company. No Insider who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.
●	Additional Prohibited Transactions. The Company believes it is improper and inappropriate for any Company personnel to engage in short-term or speculative transactions involving the Company’s stock, it is the Company’s policy that any investing you do in Company securities be on a “buy and hold” basis. Directors and officers should not engage in any of the following activities with respect to securities of the Company:
●	short sales (selling stock you have borrowed in anticipation of a drop in market price;

●	purchases or sales of put or calls (options to buy or sell);
●	hedging transactions (prepaid variable forwards, equity swaps, collars and exchange funds); and
●	holding Company securities in margin accounts.
1.2	Exceptions.

The trading and disclosure restrictions set forth in Part I, Section 1.1 of this Policy do not apply to the following:

(a)	Employee Stock Purchase Plan. Purchases of Company stock through periodic, automatic payroll contributions to the Company’s Employee Stock Purchase Plan (“ESPP”) are exempt from this Policy. However, electing to enroll in the ESPP, making any changes in your elections under the ESPP, and selling any Company stock acquired under the ESPP are subject to trading restrictions under this Policy.
(b)	Stock Options. This Policy does not apply to the exercise of stock options granted under the Company’s equity incentive plans when exercised: (i) for cash; or (ii) through net settlement procedures in which the optionee pays for the options exercise by giving shares back to the Company sufficient to compensate the Company for the exercise price at the shares’ then current market value. However, the sale of any shares issued on the exercise of Company-granted stock options and any cashless exercise of Company-granted stock options are subject to trading restrictions under this Policy.
(c)	Authorized Disclosures. Material nonpublic information may be disclosed to third party agents of the Company (such as accountants, consultants, investment banks, legal counsel, etc.) whose positions require them to know such information.
1.3	Violations of Insider Trading Laws and this Policy.

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a)	Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the United States Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

(b)	Company-imposed Penalties. Associates who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Chief Financial Officer and must be provided before any activity contrary to the above requirements takes place.

Part II - Additional Restrictions and Requirements for Covered Persons

2.1General Policy.

(a)	Blackout Periods: All Covered Persons are prohibited from trading in the Company’s securities during blackout periods as defined below.
(b)	Pre-Clearance: Covered Persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 2.4 below.

2.2Blackout Periods. All Covered Persons are prohibited from trading in the Company’s securities during blackout periods as defined below.

(a)	Quarterly Blackout Periods. Trading in the Company’s securities is prohibited during the period beginning 10 days prior to the end of each fiscal quarter and ending at the close of business on the second full trading day following the date the Company’s financial results are publicly disclosed. During these periods, Covered Persons generally possess or are presumed to possess material nonpublic information about the Company’s financial results.
(b)	Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers or significant regulatory enforcement issues) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected.
(c)	Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement that is adopted and operated in compliance with Rule 10b5-1 under the Securities Exchange Act of 1934 (an “10b5-1 Plan”); provided such 10b5-1 Plan: (i) is in writing; (ii) was submitted to the Company for review by the Company and pre-cleared by the Chief Financial Officer prior to its adoption; (iii) was not adopted while the applicable person was aware of material nonpublic information or, in the case of a Covered Person, otherwise during a blackout period; and (iv) in the case of a member of the Board of Director or officer subject to Section 16 of the Exchange Act, requires such person’s broker to notify the Company before the close of business on the day after the execution of the transaction.
(i)	At all times, 10b5-1 Plans must include such waiting or “cooling-off” periods as may be required by Rule 10b5-1 (including, without limitation, the maximum cooling off period permitted under such rule).
(ii)	Modifications to or terminations of 10b5-1 Plans must be carefully considered and generally are discouraged absent compelling circumstances. In all cases, any modification to or termination of an 10b5-1 Plan must also comply with all of the above requirements, including pre-clearance by the Chief Financial Officer, occurrence outside of a blackout period and compliance with any required waiting period under Rule 10b5-1.
(iii)	No person may have more than one 10b5-1 Plan or overlapping 10b5-1 Plans, except to the extent permitted by Rule 10b5-1.

Notwithstanding anything to the contrary and any conflicting provisions (or lack thereof), this Policy shall automatically be interpreted at all times to be consistent and require compliance with all requirements under Rule 10b5-1 and related laws, rules and regulations adopted by the SEC regarding “insider trading” (including, without limitation, any required disclosure of new and/or amended 10b5-1 Plans for members of the Board of Directors and officers).

The Company reserves the right to withhold pre-clearance of any 10b5-1 Plan that the Company determines is not consistent with the rules regarding such plans.

2.3.Trading Window.

Covered Persons are permitted to trade in the Company’s securities when no blackout period is in effect. Generally, this means that Covered Persons can trade during the period beginning on the close of business on the second full trading day following the date the Company’s financial results are publicly disclosed and ending at the close of the market on the day immediately preceding 10 days before the end of each fiscal quarter. However, even during this trading window, a Covered Person who is in possession of any material nonpublic information should not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section 2.2(b) above is imposed and will re-open the trading window once the special blackout period has ended.

2.4	Pre-clearance of Transactions.
(a)	Pre-clearance Required. Because Covered Persons are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company’s securities. Subject to the exception in subsection (b) below, no Covered Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, any Company security at any time without first obtaining prior approval from the Chief Financial Officer. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control. A request for pre-clearance should be submitted to the

Chief Financial Officer at least two business days in advance of the proposed transaction. The Chief Financial Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance to engage in the transaction and is denied, then he or she should refrain from initiating any transaction in Company securities and should not inform any other person of the restriction. Pre-cleared trades must be executed within five business days of receipt of pre-clearance, unless the Chief Financial Officer grants an exception. Pre-clearance of a trade does not constitute legal advice and does not relieve the requestor of his or her legal obligation to refrain from trading while in possession of material, nonpublic information or from engaging in short-term trading.
(b)	Exception: Pre-clearance is not required for purchases and sales of securities under an approved 10b5-1 Plan under Section 2.2 herein. With respect to any purchase or sale under an approved 10b5-1 Plan, the third party effecting transactions on behalf of the Covered Person should be instructed to send duplicate confirmations of all such transactions to the Chief Financial Officer.

2.5Violations of Part II; Section 16.

In addition to the penalties potentially imposed by the Company described in Part I, Section 1.3(b) for failure to pre-clear transactions, certain Covered Persons should be aware that they face personal liability under Section 16(b) of the Securities Exchange Act of 1934 for late-filed personal reports and/or “short swing” profits.  While the Company has established a compliance program, including the pre-clearance procedures set forth in this Policy, to assist insiders in complying with the requirements of Section 16, responsibility for compliance this statute rests solely with the insider.

Approved October 7, 2024

[acknowledgement page follows]

Acknowledgment and Certification

The undersigned does hereby acknowledge receipt of the Company’s statement of policy regarding trading on material, non-public information.  The undersigned has read and understands (or has had explained) the Company’s Insider Trading Policy and agrees to be governed by the Policy at all times in connection with the purchase and sale of Company securities, and otherwise as detailed in the Policy, and agrees to keep confidential all non-public information about the Company.

Signature

Print name and position with Company

Date:

Please file a copy of this Acknowledgment and Certification with the Chief People Officer.